================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Republic Group Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                          REPUBLIC GROUP INCORPORATED
                                 P. 0. BOX 1307
                         HUTCHINSON, KANSAS 67504-1307

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 22, 1998



  The Annual Meeting of Stockholders of Republic Group Incorporated (the "Company") will be held on the 22nd day of October, 1998, at 11:00 a.m., Central Daylight Savings Time, in Gallery I of the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas for the following purposes:

  (1) Electing eight directors to serve on the Board of Directors of the Company until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified,

  (2) Transacting such other business as may properly be brought before the meeting or any adjournment thereof.

  Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement attached to this Notice.

  Only stockholders of record at the close of business on the 28th day of August, 1998, will be entitled to notice of or to vote at the meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company's office at 1320 Greenway Drive, Suite 920, Irving, Texas 75038 for a period of ten days preceding the meeting.

                                By Order of the Board of Directors



                                Janey L. Rife
                                Vice President, Treasurer and Secretary

Hutchinson, Kansas
September 18, 1998

                          REPUBLIC GROUP INCORPORATED
                                 P. 0. BOX 1307
                         HUTCHINSON, KANSAS 67504-1307


                               SEPTEMBER 18, 1998

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                   STOCKHOLDERS TO BE HELD ON OCTOBER 22,1998

  The accompanying proxy is solicited by the Board of Directors of Republic Group Incorporated (the "Company") for use at the Annual Meeting of Stockholders to be held in Gallery I of the Hotel Crescent Court Hotel, 400 Crescent Court, Dallas, Texas on Thursday, October 22, 1998, at 11:00 a.m., Central Daylight Savings Time (the "Annual Meeting") and at any adjournment thereof. These proxy materials are being sent to the stockholders of the Company on or about September 18, 1998. The Company will bear the cost of solicitation. Solicitation may be made by personal interview, mail, telephone or telegram by directors, officers and regular employees. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock, par value $1.00 per share ("Common Stock"), of the Company held of record by such persons; the Company will reimburse the forwarding expenses.

  All shares represented by a valid proxy will be voted. The person giving the proxy has the right to revoke the same at any time before it has been exercised by giving written notice to that effect to the Secretary of the Company. A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote in person if desired.


                                 ANNUAL REPORT

  The Company's Annual Report to Stockholders, covering the fiscal year ended June 30, 1998, including audited financial statements is enclosed herewith, but neither the report nor the financial statements are incorporated in this proxy statement or are deemed to be a part of the material for the solicitation of proxies.

                               OUTSTANDING STOCK

  At the close of business on the 28th day of August, 1998, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to be voted 11,765,321 shares of Common Stock.

                               QUORUM AND VOTING

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat may adjourn the Annual Meeting from time to time for a period not to exceed 30 days, without notice, until a quorum is present or represented.

  Pursuant to the bylaws of the Company, the number of directors of the Company has been fixed at eight. Cumulative voting for directors is not permitted. Consequently, the eight persons receiving the greatest number of votes at the Annual Meeting will be elected as the directors of the Company.

  Holders of Common Stock will be entitled to one vote for each share of such stock owned of record at the close of business on August 28, 1998, with respect to each matter submitted to a vote at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes have no effect on the election of directors except to the extent that they affect the total votes received by any particular candidate. With respect to other matters requiring approval of a quorum, abstentions will have the effect of negative votes, but broker non-votes will have no effect because they are not treated as shares entitled to vote on such matters.

                              SECURITY OWNERSHIP

  The following table sets forth information with respect to the beneficial ownership of equity securities of the Company as of August 28, 1998, by (i) each person known to management to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director and each nominee for election as a director of the Company, (iii) each named executive officer for which compensation information is provided in this proxy statement, and (iv) all directors and executive officers as a group:

                                                        Amount and Nature
                                Name of Beneficial        of Beneficial      Percent
    Title of Class                   Owner (1)            Ownership (2)     of Class
    --------------             --------------------     -----------------   ---------
     Common Stock              Todd T. Brown                    35,348          *
     $1.00 par                 C. William Claypool               1,500          *
     Value (3)                 Geary D. Cribbs                  44,665          *
                               Stephen L. Gagnon                77,813          *
                               Susan C. Hall                    25,404          *
                               Bert A. Nelson                   20,732          *
                               Talbot Rain                       7,755          *
                               Doyle R. Ramsey                  29,953          *
                               Gerald L. Ray                   303,840 (4)     2.56%
                               Robert F. Sexton                 19,250          *
                               Phil Simpson (5)              2,269,600 (6)    19.09%
                               L. L. Wallace                    25,594 (7)      *
                               David B. Yarbrough               35,086          *

                               All Directors and Executive
                               Officers as a Group
                               (18 persons)                  2,935,090        24.68%

    *The percentage of shares beneficially owned is less than 1% of issued and outstanding shares of Common Stock.

(1) Mrs. Hall and Messrs. Brown, Cribbs and Ramsey are executive officers of the Company; Mr. Gagnon was an executive officer of the Company until his death June 19, 1998; Mr. Simpson is an executive officer and director of the Company and beneficial owner of more than 5% of the Company's Common Stock; and Messrs. Claypool, Nelson, Rain, Ray, Sexton, Wallace and Yarbrough are directors of the Company.

(2) Includes shares with respect to which executive officers, directors, or their estates have the right to acquire beneficial ownership pursuant to the exercise of stock options exercisable at, or within 60 days after, August 28, 1998, as follows: Brown - 9,750, Cribbs - 7,550, Gagnon - 59,300, Hall - 6,450, Nelson - 18,150, Rain - 6,600, Ramsey - 6,450,
     Ray - 6,600, Sexton - 18,150, Simpson - 13,750, Wallace - 6,600,
     Yarbrough - 6,600 and all Directors and Executive Officers as a Group - 193,034. Also includes shares in the accounts established under the Company's Employee Stock Ownership Plan for persons who are salaried employees of the Company, with respect to which each executive officer named in the Summary Compensation Table has voting power, as follows:
     Brown - 15,199, Cribbs - 20,485, Gagnon - 7,967, Hall - 11,058, Ramsey -
     9,371, Simpson - 90,896, and all Executive Officers as a Group - 162,052. Unless otherwise indicated, all other shares are owned directly and the owner has sole voting and investment power.

(3) A Common Stock Purchase Right ("Purchase Right") is attached to each outstanding share of the Common Stock entitling the holder to buy one share of Common Stock for $40.91. A Purchase Right is not exercisable or transferable apart from the Common Stock until ten days after a person (other than certain exempt persons) acquires 15% or more of the Common Stock or ten business days after the commencement or announcement of a tender offer, which, if consummated, would result in ownership by a person or group of 15% or more of the Common Stock. Exempt persons include Phil Simpson, his wife, their descendants and their descendant's spouses, trusts or estates for any of their benefit; and partnerships, corporations or other entities 80%-owned by any of them.

(4) Includes 209,510 shares owned by Gerald L. Ray & Associates, Inc. of which Mr. Ray is the principal owner, 12,163 shares owned by Gerald L. Ray IRA R/O, 20,900 shares owned by Gerald L. Ray IRA R/O Defined Benefit Plan, of which Mr. Ray is trustee, and 54,667 shares in the Gerald L. Ray IRA, of which Mr. Ray is trustee.

(5)  Phil Simpson's address is P.0. Box 750, Dallas, Texas 75221.

(6) Shares beneficially owned by Mr. Simpson excludes 487,507 shares of Common Stock held by Mr. Simpson's son and two daughters, who are not members of Mr. Simpson's household. Mr Simpson disclaims beneficial ownership of such shares. Shares beneficially owned by Mr. Simpson also excludes 209,806 shares owned by other relatives who are not members of Mr. Simpson's household, as to which he disclaims beneficial ownership.

(7) Includes 7,196 shares owned by Mr. Wallace's spouse with respect to which he shares voting and investment power.


                      ACTION TO BE TAKEN UNDER THE PROXY

  All proxies duly signed, dated and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote (i) "FOR" the election of the eight nominees for directors named in this proxy statement, unless the giver withholds authority to vote for any one or more or all of such persons, and (ii) in the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof. As to any other matter or business which may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same. Management does not know of any such other matter or business. Should any nominee named herein for the office of director become unable or be unwilling to accept nomination for or election to such position, the persons acting under the proxy will vote for the election in his stead of such other persons as management may recommend. Management has no reason to believe that any of the nominees will be unable to serve if elected to office.


                             ELECTION OF DIRECTORS

  The eight persons named below are management's nominees for election as directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. Each of the nominees has served as a director of the Company since the date of his first election or appointment to the Board of Directors of the Company.

                                                                                                        First
                                    Principal Occupation During last 5 years and Directorships         Became a
          Name               Age    of Public Companies                                                Director
------------------------     ---    ----------------------------------------------------------------   --------
C.  William Claypool (a)     62     Retired since June 1997, prior thereto Corporate Vice President      1998
                                    and General Manager-Paper Division of Sonoco Products
                                    Company; Director of Sonoco Hong Wen, a subsidiary of
                                    Sonoco Asia (paper product manufacturer)

Bert A. Nelson (a)           66     Personal Investments                                                 1990

Talbot Rain (a)              78     Locke Purnell Rain Harrell (A Professional Corporation)              1967
                                    (attorneys) (of Counsel) (b)

Gerald L. Ray (a)            65     President, Gerald L. Ray & Associates, Inc. (investment advisor)     1969

Robert F. Sexton (a)         64     President of Bakery Associates; Inc. (food industry supplier);       1990
                                    Director of Ultrak, Inc.

Phil Simpson                 63     Chairman of the Board, President and Chief Executive Officer         1961
                                    of the Company

L.  L. Wallace (a)           83     Retired since January 1980 and prior thereto Vice President          1980
                                    of Packaging Corporation of America (paper product manufacturer)

David B. Yarbrough (a)       79     Retired since January 1987 and prior thereto President and           1973
                                    major stockholder of Yarbrough Construction Co., Inc.

(a) Messrs. Ray (chairman), Nelson, and Rain are members of the Audit Committee which held two meetings during the last fiscal year. The Audit Committee meets with the independent accounting firm serving as auditors of the Company to review financial reports, to discuss their procedures and findings and to hear their recommendations with respect to financial accounting matters.

     Messrs. Yarbrough (chairman), Claypool, Sexton and Wallace are members of the Compensation Committee, which held three meetings during the last fiscal year. The Compensation Committee reviews the performance of officers and employees and makes recommendations to the Board of Directors concerning officers' salaries, bonuses for officers and employees, the Company's Employee Stock Ownership Plan, 401(k) Plan, stock option, stock appreciation right, restricted stock, and performance unit awards, proposed benefit plans and other compensation related matters.

(b) The Company was represented by Locke Purnell Rain Harrell (A Professional Corporation), from which Mr. Rain retired in 1989, with respect to various legal matters during the fiscal year ended June 30, 1998.

  The Board of Directors held eight meetings during the last fiscal year. Each director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees of the Board on which he served, during the periods that he served.

  The Board does not have a standing nominating committee or any standing committee performing similar functions.


                           COMPENSATION OF DIRECTORS


DIRECTORS' FEES

  The Company currently has a policy of paying directors who are not salaried officers of the Company on the following basis: $2,000 per month for service on the Board of Directors and $5,000 per year for service on each committee of the Board on which such person served, plus expenses.


DIRECTOR STOCK OPTION PLAN

  The Republic Group Incorporated Non-Employee Director Stock Option Plan was adopted in 1989 and amended and restated in 1996 (the "Director Plan"). Each non-employee member of the Board of Directors (Messrs. Rain, Ray, Wallace and Yarbrough) at time of adoption, was granted an option to purchase 11,550 shares of the Company's Common Stock at an option exercise price of $4.65 share, the fair market value of the Company's Common Stock on the date the Director Plan was adopted. Messrs. Nelson and Sexton were granted options to purchase 11,550 shares of the Common Stock at an option exercise price of $3.41 per share on the date of their respective appointments to the Board. In each case, the exercise price was the fair market value of the Company's Common Stock on such dates.

  The one-time grant of options to each new director under the Director Plan do not have a fixed term and are fully exercisable after the non-employee director has completed three calendar years of service on the Board of Directors, including service prior to adoption of the Director Plan. Each option will automatically terminate 12 months after the director ceases to be a director by reason of his death or permanent disability or six months after he ceases to be a director for any other reason. The exercise price will be paid to the Company in full at the time of exercise in cash or, in whole or in combination with cash, in shares of Company Common Stock previously issued to the optionee.

  The Director Plan, as amended in 1996, replaced the one-time grant provision in the plan with an annual grant of options to purchase 2,200 shares of Common Stock to each non-employee member of the Board of Directors at an option exercise price equal to the fair market value of the Common Stock on the date of such grant. The Director Plan provided for an initial grant of options to purchase 2,200 shares of Common Stock on August 16, 1996, the effective date of the amendment, which covered service during the year ending with the 1996 annual meeting, and an additional grant on October 24, 1996 following the Annual Meeting of stockholders, which covered the 1997 fiscal year. Thereafter, grants will be made once annually to non-employee directors following the Company's Annual Meeting. Options under the plan will become exercisable in full one year following the date of grant, provided that the non-employee director serves as a director throughout such one-year period.

  The Board of Directors believes that annual grants of long-term incentives based on the value of the Company's Common Stock will assist the Company in attracting and retaining qualified members of the Board of Directors. The Board of Directors also believes that such equity-based incentives will promote the long-term financial interests of the Company by motivating these members of the Board to achieve long-range goals.

  The Director Plan is administered by the Board of Directors as a whole and contains customary provisions for the adjustment of shares covered by the Director Plan and for the adjustment of option exercise prices in the event of stock dividends and splits, mergers and other similar events.


DIRECTOR RETIREMENT COMPENSATION ARRANGEMENT

  The Company has adopted an arrangement whereby non-employee directors of the Company who have served on the Board of Directors for three or more years will be paid a lump sum retirement payment 180 days after their service on the Board of Directors terminates. The amount of the retirement payment will be the sum of
(i) the amount then being paid annually to non-employee directors for service on the Board and on each committee on which the retiring director was serving at the time of his termination, (ii) $500 for each year or part thereof between 1967 and 1985, inclusive, during which he was a director, (iii) $1,000 for each year or part thereof between 1986 and 1993, inclusive, during which he was a director and (iv) $1,500 for each year or part thereof beginning in 1994, during which he was a director. The retirement payment is not payable if the director is removed or is requested (by resolution of the Board of Directors) to resign from the Board of Directors due to his serious neglect or misconduct in the discharge of his duties and responsibilities as a director of the Company or his commission of any criminal act or act of dishonesty (of which the Board of Directors shall be the sole judge), if the director directly or indirectly competes with the Company within one year after his service on the Board of Directors terminates or if the director discloses non-public, confidential or proprietary information about the Company.


                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation committee has responsibility for executive compensation policies and practices. The committee approves all elements of compensation for corporate officers and other key employees within a specified compensation range, administers the Company's 1989 Long-Term Incentive Plan under which stock options are granted to officers, other executives and selected key employees, and administers the Target Bonus Plan, which provides an opportunity for officers, other executives and selected key employees to be eligible for bonuses based upon budgeted financial performance and stockholder value targets. The committee regularly reports on its activities to the Board of Directors and obtains ratification by the non-employee members of the board on all items of compensation related to corporate officers. The committee is comprised of four outside directors who are not officers or employees of the Company or its subsidiaries and who are not eligible to participate in any of the plans or programs that the committee administers.

  The Company's compensation programs are designed to help attract and retain qualified and motivated executive officers, who will provide the leadership requited to achieve the Company's strategic goals. One of those goals is sustaining long-term value growth for stockholders.


COMPENSATION PRACTICES

  Executive officers of the Company are compensated primarily through base salaries, annual bonuses and long-term, equity-based incentives. Compensation derived from the last two categories is directly tied to corporate performance. It is the Committee's philosophy that a significant percentage of total executive compensation be provided through performance-based bonuses and long-term incentives. It is the intention of the Committee that executive compensation not exceed the annual deduction limitation imposed on compensation to certain executive officers by Section 162(m) of the Internal Revenue Code. Executive compensation by the Company historically has not approached the $1,000,000 limitation.

  Salaries for executive officers are reviewed by the Committee annually. Increases are based on evaluations of the officers' past and projected contributions to the Company and changes in competitive pay levels. It is the Company's policy to target the median salary levels of comparable companies, after taking into consideration the relative scope of responsibility and experience of each executive officer. Typically, several sources of information regarding prevailing salary levels in the paper and gypsum industries are considered. Peer companies are selected on the basis of similarities in lines of business and size. Some peer com-panies, because they are privately owned, are not included in the industry index shown in the stock price performance graph that appears later in this proxy statement.


COMPENSATION PROGRAMS

  During the fiscal year ended June 30, 1998, the Board of Directors of the Company approved a one-year extension of the Amended and Restated Target Bonus Plan, which is subject to annual approval and extension by the Board. Under the plan, executive officers and other key salaried employees may be eligible for bonuses. Each individual participant's eligibility for a bonus is based upon actual performance against a budgetary target approved by the Board. If actual results are 100% of the budgetary target, the participant is entitled to a standard bonus, which equals a standard bonus percentage preset for that individual by the Board multiplied by his base salary. If actual results exceed 80% of the budgetary target, but are less than 100% of the budgetary target, the participant is entitled to a fraction of his standard bonus. The numerator of the fraction is the number of percentage points that the percentage of actual performance to budgetary target exceeds 80%, and the denominator is 20. If actual results exceed 100% of the budgetary target, the participant is entitled to a bonus equal to his standard bonus multiplied by the percentage of actual performance to budgetary target, up to a preset maximum formula bonus. The Committee may recommend and the Board may approve discretionary increases to bonuses and bonuses in excess of the maximum formula bonus amount, under the plan.

  For the fiscal year ended June 30, 1998, the budgetary target for participants with corporate-wide responsibility was budgeted earnings per share for the Company. The budgetary targets for other participants were budgeted divisional or facility operating profits, depending on the scope of the participant's responsibility. The standard bonus percentages during fiscal year 1998 ranged from 20% to 50% for executive officers and from 10% to 20% for other key employees. The maximum formula bonus for each participant was fixed at 130% of his standard bonus. With respect to fiscal 1998, the committee and the Board exercised their discretionary authority to increase the bonuses granted to certain participants in the plan, including certain executive officers. In some cases, bonuses were increased in excess of the maximum formula bonus amount. Such increased bonuses were approved in certain situations where actual performance exceeded 130% of the budgetary target or where other accomplishments achieved by the affected participants justified such approval.


STOCK OPTIONS

  Under the Company's 1989 Long-Term Incentive Plan, annual grants of stock options are made to executive officers and other key salaried employees to retain and motivate such persons to sustain and improve long-term stock market performance. Stock options are granted at the prevailing market value and have value to the holders only if the Company's stock price increases. Typically, grants become exercisable in four equal annual increments. Although no specific targets have been set, the Company encourages its executives to acquire, through stock options granted over a period of several years, holdings in the Company that are significant in relation to their base salaries. The number of options granted to key salaried employees and to executives at a given level of responsibility are the same, with executives at higher levels of responsibility receiving larger grants. In fiscal 1998, the Chief Executive Officer and the Executive Vice President each were granted options to purchase 11,000 shares, the Vice Presidents each were granted options to purchase 6,000, the Treasurer was granted an option to purchase 5,000 shares.


COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

  With respect to the fiscal year ended June 30, 1998, Mr. Simpson, Chief Executive Officer of the Company, was paid a base salary of $308,000 and a formula bonus of $146,475, or 47.5 % of his base salary. The bonus paid to Mr. Simpson reflects the relationship of actual earnings per share to the budgetary target. Actual earnings per share for fiscal year 1998 ($1.51) were 98.6% of the budgetary target approved by the Board of Directors for Mr. Simpson. Mr. Simpson's base salary for the fiscal year included a 14% increase over the previous fiscal year. Based on the information available to it, the Committee also believed that Mr. Simpson's base salary was consistent with salaries being paid to chief executive officers of comparable companies. During fiscal year 1998, Mr. Simpson was granted an option to purchase a total of 11,000 shares of the Company's Common Stock: 10,541 Incentive Stock Option shares at $20.7625 per share, which equals 110% of the closing market price on the date of grant, and 459 Non-Qualified Stock Option shares at $18.875, under the Company's 1989 Long-Term Incentive Plan.

                            COMPENSATION COMMITTEE
                         David B. Yarbrough, Chairman
          C. William Claypool     Robert F. Sexton     L. L. Wallace

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee of the Company's Board of Directors during the year ended June 30, 1998 (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Securities and Exchange Commission Regulation S-K. During the year ended June 30, 1998, there existed no interlocking relationships involving the executive officers, directors or Compensation Committee members of the Company and the executive officers, directors or compensation committee members of any other entity.


SUMMARY COMPENSATION TABLE

  The following table provides a summary of the compensation provided to the named executive officers of the Company for the three fiscal years ended June 30, 1998.

                                                                                      Long Term Compensation
                                                                              ---------------------------------------
                                Annual Compensation              Awards                       Payouts
                        -------------------------------------   ----------                   ----------
                                                      Other
                                                      Annual                  Securities                    All Other
   Name and                                           Compen-   Restricted    Underlying                     Compen-
   Principal                                 Bonus    sation       Stock        Options         LTIP         sation
   Position             Year     Salary       (1)      (2)         Award          (3)          Payouts         (4)
-------------------     ----    --------    --------   -----    ----------    ----------     -----------    --------
Phil Simpson            1998    $308,077    $146,475   $  -      $  -            11,000          $  -       $17,410
Chairman,               1997    $270,192    $198,000   $  -      $  -            11,000          $  -       $16,636
President and Chief     1996    $245,673    $175,000   $  -      $  -            11,000          $  -       $24,481
Executive Officer

Stephen L.Gagnon        1998    $167,404    $ 99,050   $  -      $  -            11,000          $  -       $19,785
Former Executive        1997    $152,115    $111,600   $  -      $  -            11,000          $  -       $18,106
Vice President (5)      1996    $137,404    $ 98,000   $  -      $  -            11,000          $  -       $21,701

Geary D. Cribbs         1998    $133,173    $ 76,850   $  -      $  -             6,000          $  -       $16,199
Sr. Vice President      1997    $115,192    $ 74,400   $  -      $  -             5,500          $  -       $17,369
Gypsum                  1996    $ 94,135    $ 47,025   $  -      $  -             4,400          $  -       $18,284

Doyle R. Ramsey         1998    $113,308    $ 45,281   $  -      $  -             6,000          $  -       $14,803
Executive Vice          1997    $105,769    $ 52,272   $  -      $  -             5,500          $  -       $16,168
President and CFO       1996    $ 89,308    $ 41,500   $  -      $  -             4,400          $  -       $16,989

Susan G. Hall           1998    $103,173    $ 55,227   $  -      $  -             6,000          $  -       $15,320
Vice President          1997    $ 89,038    $ 59,550   $  -      $  -             5,500          $  -       $ 7,867
Gypsum Sales            1996    $ 85,648    $ 42,075   $  -      $  -             4,400          $  -       $ 7,206

Todd T. Brown           1998    $128,269    $ 20,000   $  -      $  -             6,000          $  -       $16,369
Vice President          1997    $118,846    $ 32,720   $  -      $  -             5,500          $  -       $16,746
Paperboard              1996    $113,308    $ 53,420   $  -      $  -             4,400          $  -       $18,973
Operations


(1) Bonuses earned with respect to a fiscal year are shown for that year, even if they were not paid until after the end of the fiscal year.

(2) In each case, perquisites and other personal benefits were less than 10% of the total of annual salary and bonus reported.

(3) Represents stock covered by stock options granted to the named persons pursuant to the Company's 1989 Long-Term Incentive Plan. No tandem or freestanding stock appreciation rights were granted.

(4)  During 1998, the components of "All Other Compensation" were as follows:
     (a) employer contributions to the Company's Employee Stock Ownership Plan, Mr. Simpson - $6,710, Mr. Gagnon - $6,710, Mr. Cribbs - $6,710, Mr. Ramsey
     - $6,710; Mrs. Hall - $6,710 and Mr. Brown - $6,710, (b) employer contributions to the Company's 401(k) Plan, Mr. Simpson - $10,700, Mr. Gagnon - $11,750, Mr. Cribbs - $9,489, Mr. Ramsey - $8,093, Mrs. Hall - $8,610, and Mr. Brown - $9,659 and (c) that portion of employer payment of premiums for term life insurance for the benefit of executive officers, Mr. Gagnon - $1,315.

(5)  Mr. Gagnon passed away on June 19, 1998.


OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides a summary of individual grants of stock options under the Company's 1989 Long-Term Incentive Plan made during the year ended June 30, 1998 to each 6f the named executive officers.

                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                                  Annual Rates of
                                                                                                    Stock Price
                                                                                                    Appreciation
                                              Individual Grants                                   for Option Term
                         ----------------------------------------------------------------       ---------------------
                         Number of
                         Securities          % of Total
                         Underlying           Options
                          Options           Granted to         Exercise or
                          Granted           Employees in       Base Price      Expiration
      Name                  (1)             Fiscal Year          ($/Sh)           Date           5% (4)       10% (5)
---------------------    ---------          ------------       ----------      ----------       -------      --------
Phil Simpson              10,541(2)             9.80%            $20.7625        10-23-02       $35,073      $101,572
                             459(3)                              $ 18.875                       $ 2,394      $  5,289

Stephen L. Gagnon (6)     11,000(2)             9.80%            $ 18.875        10-23-02       $57,363      $126,757

Geary D. Cribbs            6,000(2)             5.35%            $ 18.875        10-23-02       $31,289      $ 69,140

Doyle R. Ramsey            6,000(2)             5.35%            $ 18.875        10-23-02       $31,289      $ 69,140

Susan G. Hall              6,000(2)             5.35%            $ 18.875        10-23-02       $31,289      $ 69,140

Todd T. Brown              6,000(2)             5.35%            $ 18.875        10-23-02       $31,289      $ 69,140

(1)  No tandem or freestanding stock appreciation rights were granted.

(2) Incentive stock options, which become cumulatively exercisable in equal annual installments of 25% on the first, second, third and fourth anniversaries of the grant date.

(3) Mr. Simpson was granted an option to purchase 11,000 shares: 10,541 Incentive Stock Option shares at $20.7625 per share, which equals 110% of the closing market price on the date of grant, and 459 Non-Qualified stock option shares at $18.875.

(4) Based on an assumed stock price of $26.455 per share on October 23, 2002, with respect to Mr. Simpson, and $24.089 per share on October 23, 2002, with respect to Messrs. Gagnon, Cribbs, Ramsey, Brown and Mrs. Hall. October 23, 2002 is the expiration date for the options granted during fiscal year 1998.

(5) Based on an assumed stock price of $33.438 per share on October 23, 2002, with respect to Mr. Simpson, and $30.398 per share on October 23, 2002, with respect to Messrs. Gagnon, Cribbs, Ramsey, Brown and Mrs. Hall. October 23, 2002 is the expiration date for the options granted during fiscal year 1998.

(6) Mr. Gagnon passed away on June 19, 1998. Under the terms of the Company's 1989 Long-Term Incentive Plan, the options were cancelled on June 19, 1998 upon his death. If Mr. Gagnon's option grant were excluded from the table, the option grant percentages with respect to Mr. Simpson would have been 10.42% and with respect for Messrs. Cribbs, Ramsey, Brown and Mrs. Hall would have been 5.93%.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table provides a summary of exercises of stock options during the fiscal year ended June 30, 1998 by each of the named executive officers and the fiscal year-end value of unexercised stock options held by such persons.

                                                   Number of Securities
                                                  Underlying Unexercised      Value of Unexercised
                                                        Options at            In-the-Money Options
                                                     June 30, 1998 (1)          at June 30, 1998
                                                --------------------------  --------------------------
                          Shares
                         Acquired      Value
       Name             on Exercise  Realized   Exercisable  Unexercisable  Exercisable  Unexercisable
----------------------  -----------  ---------  -----------  -------------  -----------  -------------

Phil Simpson                8,250     $170,911      2,750        27,500       $ 15,876       $142,167

Stephen L. Gagnon(2)       10,000     $208,598     59,300             0       $726,667       $      0

Geary D. Cribbs             2,200     $129,369      2,475        13,425       $ 19,038       $ 72,988

Doyle R. Ramsey             4,400     $120,171      1,375        13,425       $  7,938       $ 72,988

Susan G. Hall               4,950     $121,529      1,375        13,425       $  7,938       $ 72,988

Todd T. Brown               6,600     $135,420      4,675        13,425       $ 47,362       $ 72,988


(1) No tandem or freestanding stock appreciation rights were outstanding at June 30, 1998.

(2) Mr. Gagnon passed away on June 19, 1998. Under the terms of the Company's 1989 Long-Term Incentive Plan, the options unexercisable were cancelled on June 19, 1998 upon his death, vested Incentive Stock Options are exercisable within 12 months of his death and vested Non-Qualified Options are exercisable within 36 months of his death by his estate.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     None of the executives named in the Summary Compensation Table has an employment contract with the Company. The Company has established the Key Employee Continuation Plan (the "Continuation Plan") to encourage the continued retention and dedication of key employees. Each of the Company's executive officers is a participant. The Continuation Plan provides for a severance payment by the Company to a participant in the event of a change in control of the Company followed by his termination within one year thereafter (other than for cause, disability, death, retirement or voluntary resignation). The payment will equal the employee's average annual cash compensation for the five years (or portions thereof that he was employed by the Company) preceding the change in control multiplied by 150% in the case of Mr. Simpson and Mr. Ramsey and 100% in the case of each other executive.

     The Company's 1989 Long-Term Incentive Plan provides for the vesting and full exercisability of all stock options outstanding under the plan upon the occurrence of a change of control.

OTHER EXECUTIVE COMPENSATION MATTERS

     During the year ended June 30, 1998, the Company made no performance unit or other awards to the executives named in the Summary Compensation Table under any plan or arrangement providing for compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, except the stock options described above, and no such other awards were outstanding as of June 30, 1998,

     The Company does not maintain a defined benefit or actuarial plan in which its executive officers participate.

     During the year ended June 30, 1998 the Company did not adjust or amend the exercise price of stock options or stock appreciation rights previously awarded to any of the executives named in the Summary Compensation Table.

PERFORMANCE GRAPH

     The following line graph compares the five-year cumulative total stockholder return, assuming reinvestment of dividends, on the Company's Common Stock with the cumulative total return of (i) Standard & Poor's SmallCap 600 Stock Index and (ii) the Standard & Poor's Paper Products Index, for the period from June 30, 1993 through June 30, 1998, assuming an investment of $100 in the Company's Common Stock and each such index as of June 30, 1993.

                                INDEXED RETURNS

                             BASE  YEARS ENDING
                            PERIOD
COMPANY/INDEX               JUN93  JUN94   JUN95   JUN96   JUN97   JUN98
-------------------------------------------------------------------------
REPUBLIC GROUP INC            100  121.56  136.39  198.71  315.80  335.66
S&P SMALLCAP 600 INDEX        100  101.87  122.61  154.50  188.01  224.60
PAPER & FOREST PRODUCTS-500   100  104.97  140.39  128.35  160.27  149.95

                         INDEPENDENT PUBLIC ACCOUNTANT

     The Company has selected Arthur Andersen LLP to be its independent public accountant for the fiscal year ending June 30, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions raised at the Meeting.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive Officers, Directors and greater than ten percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) Forms 3, 4, and 5 which they file.

     Based solely on its review of the copies of such forms received by the Company and written representations from certain reporting persons for the fiscal year ended June 30, 1998, the Company believes that all filing requirements applicable to its Executive Officers, Directors and greater than ten percent beneficial owners were met.


                            STOCKHOLDERS' PROPOSALS

     Any stockholder submitting a proposal to be acted upon at the next Annual Meeting of Stockholders is required to make such submission to the executive offices of the Company not less than 120 days in advance of the mailing date of proxy material to stockholders. Based upon the mailing date of proxy material for the 1998 Annual Meeting, any such proposal should be submitted to, and received by the Company, prior to May 20, 1999.


                    SIGNATURES OF PROXIES IN CERTAIN CASES

     If a stockholder is a corporation, the accompanying proxy should be signed in its corporate name by an authorized officer, and his title should be indicated. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator. The executor or administrator should attach to the proxy appropriate instruments showing his qualifications and authority. Proxies signed by a person as agent, attorney, administrator, executor, guardian or trustee should indicate his title following his signature.


                                        By Order of the Board of Directors



                                        Janey L. Rife
                                        Vice President, Treasurer and Secretary

Hutchinson, Kansas
September 18, 1998

                          REPUBLIC GROUP INCORPORATED
                        ANNUAL MEETING OF STOCKHOLDERS
                               OCTOBER 22, 1998



                               VOTE BY INTERNET


Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

1.   Read the accompanying Proxy Statement.

2. Visit our Internet voting site at http://www.umb.com/proxy and follow the instructions on the screen.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, October 21,1998.

       If you vote by Internet, please do not return your proxy by mail.



                           THANK YOU FOR YOUR VOTE.



                       Cut or tear along perforated edge
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THIS proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

                                    DATED ________________________________, 1998

                                    PLEASE SIGN HERE ___________________________

                                    ____________________________________________

                                    ____________________________________________

                                    Please sign exactly as your name appears. If shares are held by joint tenants, both must sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

                          REPUBLIC GROUP INCORPORATED
                        ANNUAL MEETING OF STOCKHOLDERS
                               October 22, 1998



                               VOTE BY INTERNET

Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

1.   Read the accompanying Proxy Statement.

2. Visit our Internet voting site at http://www.umb.com/proxy and follow the instructions on the screen.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, October 21,1998.


       If you vote by Internet, please do not return your proxy by mail.



                           THANK YOU FOR YOUR VOTE.



                       Cut or tear along perforated edge
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Republic Group Incorporated to be held on October 22, 1998 and the Proxy Statement in connection therewith, and (2) constitutes and appoints Talbot Rain, Phil Simpson, Gerald L. Ray and each of them (acting by majority, or if only one be present, then by that one alone), his attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the undersigned, to vote, and act with respect to, all of the shares of Common Stock, par value $1.00 per share, of Republic Group Incorporated standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at said meeting and at any adjournment(s) thereof, and especially to vote as designated below.

1. ELECTION OF DIRECTORS  FOR all nominees listed      WITHHOLD AUTHORITY to
                          below (except as marked      vote for all nominees
                          to the contrary below). [ ]  below. [ ]

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
         STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

        C.William Claypool, Bert A. Nelson, Talbot Rain, Gerald L. Ray, Robert F. Sexton, Phil Simpson, L.L Wallace, David B. Yarbrough

2. In their discretion on any other matters as may properly come before the meeting or any adjournment(s) thereof.